Exhibit 10.4

AMENDMENT OF BURLINGTON NORTHERN SANTA FE

SENIOR MANAGEMENT STOCK DEFERRAL PLAN

WHEREAS, the Board of Directors of Burlington Northern Santa Fe Corporation (the “Board”) authorized Burlington Northern Santa Fe Corporation (the “Company”) to establish the Burlington Northern Santa Fe Corporation Senior Management Stock Deferral Plan (the “Plan”); and

WHEREAS, amendment of the Plan now is considered desirable in light of the passage of the American Jobs Creation Act of 2004;

RESOLVED, that the Plan shall be amended as follows effective as of January 1, 2005.

1.	A new Section 3(g) shall be added to the Plan to read as follows:

(g)	Notwithstanding any other provisions of this Plan, no deferrals may be made into the Plan after December 31, 2004, and no Deferral Election may be made after December 31, 2004.

2.	The following sentence shall be inserted at the end of Section 10:

Notwithstanding any other provisions of this Plan, distribution elections must be made not later than December 31, 2004, and distribution elections on file on December 31, 2004, shall be irrevocable as of such date. In the absence of a distribution election, a Participant’s Deferred Account shall be distributed in a lump sum within 60 days after termination of employment.

3.	The following sentence shall be inserted at the end of Sections 12(a) and 12(b):

Notwithstanding any other provisions of this Plan, in the case of a Participant who is a “key employee,” as defined in Section 416(i) of the Internal Revenue Code without regard to paragraph (5) thereof, distributions with respect to a Participant’s Deferred Account following the Participant’s separation from service shall be paid or commence to be paid at the earlier of the date which is 6 months after the date of separation from service or such date as may be permitted under Section 409A of the Internal Revenue Code.

4.	The following sentence shall be inserted at the end of Section 14:

Notwithstanding the previous provisions of this section, no hardship withdrawal will be permitted after December 31, 2004.

The Plan shall otherwise remain in full force and effect. The Plan shall be restated as of the date of adoption of this Amendment to incorporate this and all prior amendments.

FURTHER RESOLVED, that the Chief Executive Officer of the Company is authorized to make changes to the Plan and participant elections to the extent that the Chief Executive Officer determines such changes to be necessary, advisable, or appropriate to conform the Plan to the requirements of the American Jobs Creation Act of 2004, to assure the efficient administration of the Plan, or to assure that the operation of the Plan is consistent with its purposes.

FURTHER RESOLVED, that the officers of the Company are each hereby authorized and empowered on behalf and in the name of the Company to take all such further actions, to execute all such other agreements, instruments and documents, pay all such taxes, fees and expenses, and to do such other acts and things as such officer or officers, in his, her or their discretion shall deem necessary or expedient for the accomplishment of the purposes of the foregoing resolutions, and any actions already taken for the purposes of accomplishing the foregoing resolutions are hereby ratified and approved.

Burlington Northern Santa Fe Corporation

Meeting of the Board of Directors

December 9, 2004